EXHIBIT 99.1

CONTACTS

First Data Media:	KKR Contacts:
Colin Wheeler	Mark Semer / David Lilly
303-967-6553	Kekst and Company
212-521-4800

First Data Investors:
Silvio Tavares
303-967-8276

FIRST DATA TO BE ACQUIRED BY KKR

First Data Shareholders to Receive $34 per Share in Cash;

Transaction Valued at $29 Billion

DENVER, April 2, 2007 – First Data Corp. (NYSE: FDC) today announced that it has entered into an agreement to be acquired by an affiliate of Kohlberg Kravis Roberts & Co. (KKR) in a transaction with a total value of approximately $29 billion.

The agreement was unanimously approved by the First Data Board of Directors based upon the recommendation of the Strategic Review Committee comprised of three independent directors. Under the agreement, First Data shareholders will receive $34 in cash for each share of First Data common stock they hold, representing a premium of approximately 26% over First Data’s closing share price of $26.90 on March 30, 2007 and a premium of approximately 34% over the average closing share price during the previous 30 trading days.

Chairman and Chief Executive Officer of First Data Ric Duques said, “We are pleased to reach this agreement with one of the world’s largest and most successful private equity firms. We believe that current market conditions present an exceptional opportunity to fulfill our commitment to maximize the value of First Data by delivering an immediate cash premium to our shareholders.”

KKR Member Scott Nuttall added, “Under the direction of a world-class management team and with the strong support of its committed employees, First Data is at the forefront of the worldwide trend toward electronic payments. We believe that through continued investments in its technology, people and customer relationships, First Data will build on its history of innovation and industry leadership. We look forward to working closely with First Data’s management team and clients to grow the franchise in the years ahead.”

Since its initial public offering in 1992, First Data has grown from $1.2 billion in annual revenue to $10.6 billion prior to the spin-off of Western Union and $7.1 billion post spin-off. An investment in the company’s IPO, adjusted for the recent spin-off of Western Union, would have generated 18 percent compounded annual returns for First Data’s shareholders versus 9 percent for the S&P 500.

First Data intends to tender for all of its outstanding bonds in conjunction with closing.

Under the merger agreement, First Data may solicit proposals from third parties during the next 50 days. In accordance with the agreement, the Board of Directors of First Data, through its Strategic Review Committee and with the assistance of its independent advisors, intends to actively solicit proposals during this period. First Data advises that there can be no assurance that the solicitation of proposals will result in an alternative transaction. First Data does not intend to disclose developments with respect to the solicitation process unless and until its Board of Directors has made a decision.

Completion of the transaction, which is subject to the approval of First Data shareholders, regulatory approvals and customary closing conditions, is expected by the end of the third quarter of 2007. The transaction is not conditioned upon receipt of financing by the investor group.

Citigroup, Credit Suisse, Deutsche Bank, HSBC, Lehman Brothers, Goldman Sachs and Merrill Lynch have committed to provide debt financing for the transaction subject to customary terms and conditions, and are acting as financial advisors to KKR. Simpson Thacher & Bartlett LLP is acting as legal advisor to KKR.

Morgan Stanley & Co. is serving as sole financial advisor to First Data and Evercore Group L.L.C. is serving as financial advisor to the Strategic Review Committee of the First Data board of directors. Sidley Austin LLP is acting as legal counsel to First Data. Sullivan & Cromwell LLP is acting as legal counsel to the company’s independent directors.

About First Data

First Data Corp. (NYSE: FDC) is a leading provider of electronic commerce and payment solutions for businesses worldwide. Serving 4.9 million merchant locations, 1,900 card issuers and their customers, First Data powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company’s portfolio of services and solutions includes merchant transaction processing services; credit, debit, private-label, gift, payroll and other prepaid card offerings; fraud protection and authentication solutions; electronic check acceptance services through TeleCheck; as well as Internet commerce and mobile payment solutions. The company’s STAR Network offers PIN-secured debit acceptance at 2 million ATM and retail locations. For more information, visit www.firstdata.com.

About KKR

Kohlberg Kravis Roberts & Co. (KKR) is one of the world’s oldest and most experienced private equity firms specializing in management buyouts. Founded in 1976, it has offices in New York, Menlo Park, London, Paris, Hong Kong and Tokyo. Throughout its history, KKR has brought a long-term investment approach to its portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. Over the past 30 years, KKR has invested in eleven transactions in the financial services and processing sectors, representing over $35 billion of aggregate value. KKR has completed and announced over 150 transactions with an aggregate value of over US$345 billion. (www.kkr.com)

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, First Data Corporation (the “Company”) will file a proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

Participants in the Solicitation

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the Company, which was filed with the SEC on March 27, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

This press release contains certain forward-looking statements based on current Company management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any effect, event, development or change that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of entering into the Merger Agreement; (3) the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the Merger, including the receipt of certain foreign and domestic regulatory approvals; (4) the failure to obtain the necessary financing arrangements set forth in commitment letters received in connection with the proposed transactions; (5) risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention; (6) risks that the proposed transactions cause the Company’s alliance partners, customers or service providers to terminate or reduce their relationship with the Company; (7) the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will need to be obtained for the Merger; and (8) the impact of the substantial indebtedness that will need to be incurred to finance the consummation of the Merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of the Company’s filings with the Securities and Exchange Commission (“SEC”). Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.